EXHIBIT 10.2

OFFICE LEASE

THIS LEASE, is made and entered into by and between HEIGHTS UNION, LLC, a Florida limited liability company ("Lessor"), and AXOGEN INC., a Minnesota corporation and including its wholly owned subsidiary AXOGEN CORPORATION, a Delaware corporation (collectively, "Lessee"), and is made as of the date of the later execution and acceptance hereof by Lessor or Lessee, as the case may be:

W I T N E S S E T H:

1.           Premises.  Lessor does hereby rent and lease to Lessee, and Lessee does hereby rent and hire from Lessor, approximately 75,000 rentable square feet of office space, as shown on the floor plan attached hereto as Exhibit A (the “Premises”), in a certain office building that Lessor intends to develop, which building shall contain approximately 150,051 rentable square feet (said office building being herein referred to as the "Building").  The Building will be located on that certain real property described on Exhibit B attached hereto and by this reference made a part hereof (herein referred to as the "Land"), and will be known as Building 200 of the Heights Union Project.  Lessor anticipates that there will also be constructed on the Land a companion office building known as Building 100 of the Heights Union Project (“Building 100”).  The Building, Building 100 and any future improvements to the Land are collectively referred to herein as the “Project.”  No easement for light or air is included in the Premises.

2.          Lease Term.

(a)         The term of this Lease shall be one hundred sixty-eight (168) months, commencing on the later of (i) the date of the Substantial Completion (as defined herein) of the work to be performed by Lessor in the Premises pursuant to Paragraph 10 of this Lease or (ii) the date of substantial construction of the Parking Garage (as hereinafter defined) (such later date herein, as adjusted as provided below, referred to as the "Commencement Date"), and expiring on the last day of the one hundred sixty-eighth (168th )  full calendar month thereafter, at midnight (herein, as may be adjusted as provided below, referred to as the "Termination Date").  “Substantial Completion” of the Premises shall be achieved when all work contemplated by Exhibit E is complete subject only to minor punch list items, and all governmental permits and approvals required for such work have been obtained.  Lessor and Lessee diligently shall pursue completion of all punch list items within a reasonable period of time after Substantial Completion of the Premises.  Lessor shall deliver written notice to Lessee to advise Lessee that Substantial Completion of the Premises and Parking Garage has been achieved.  The estimated Commencement Date is February  15, 2020 (the “Estimated Commencement Date”).  All references to the "term of this Lease" or “Lease term” refer to the term of the Lease as it is renewed, extended or sooner terminated.  PROVIDED, HOWEVER, in the event of any delay arising from Lessee Delays (as hereinafter defined), the Commencement Date shall be deemed to have occurred on the date it would have occurred but for such Lessee Delays and Lessee shall commence payment of rent as set forth herein on the date that the Commencement Date would have occurred but for the Lessee Delays.

(b)         If the Commencement Date has not occurred by the Estimated Commencement Date because (i) the Premises are not sufficiently completed to render the Premises ready for occupancy, or (ii) for any other reason, then Lessor shall not be liable for such failure, and no such failure shall affect the validity of this Lease; provided, however, Lessee shall not be required to pay rent for any period during which Lessor is prevented from giving possession of the Premises to Lessee except as hereinafter provided.  Notwithstanding the foregoing, if the Commencement Date has not occurred on or before May  15, 2020 (the “First Outside Date”), and such failure is not due to any Lessee Delay or Force Majeure Matter (as hereinafter defined), then Lessee shall receive a credit against Base Rent next due and owing under this Lease of one day’s Base Rent for each day after the First Outside Date until the earlier of (x) the date the Commencement Date occurs or (y) the date that is sixty (60) days after the First Outside Date (the “Second Outside Date”).  If the Commencement Date has not occurred by the Second Outside Date, and such failure is not due to any Lessee Delay or Force Majeure Matter, then Lessee shall receive a credit against Base Rent next due and owing under this Lease of two days’ Base Rent for each day after the Second Outside Date until the Commencement Date occurs.

(c)         Upon delivery of possession of the Premises to Lessee, Lessee agrees to execute and deliver to Lessor a Lessee's Acceptance of Premises, in the form attached hereto as Exhibit C.  The taking of possession by Lessee shall be deemed conclusively to establish that the Premises have been completed in accordance with Paragraph 10 hereof.

3.           Base Rent.

(a)         Commencing on the Commencement Date, Lessee shall pay to Lessor at Lessor's office, or such other place as Lessor shall from time to time designate in writing, an annual Base Rent, payable in equal monthly installments, to be paid without notice, demand, deduction, or set-off, on the first (1st) day of each month in advance, as follows:

Lease Period	Annual Base Rent Per Square Foot	Annual Base Rent	Monthly Installment
Months 1-7	$0.00	$0.00	$0.00
Months 8-12	$32.00	$2,400,000.00	$200,000.00
Months 13-24	$32.80	$2,460,000.00	$205,000.00
Months 25-36	$33.62	$2,521,500.00	$210,125.50
Months 37-48	$34.46	$2,584,500.00	$215,375.00
Months 49-60	$35.32	$2,649,000.00	$220,750.00
Months 61-72	$36.21	$2,715,750.00	$226,312.50
Months 73-84	$37.11	$2,783,250.00	$231,937.50
Months 85-96	$38.04	$2,853,000.00	$237,750.00
Months 97-108	$38.99	$2,924,250.00	$243,687.50
Months 109-120	$39.96	$2,997,000.00	$249,750.00
Months 121-132	$40.96	$3,072,000.00	$256,000.00
Months 133-144	$41.99	$3,149,250.00	$262,437.50
Months 145-156	$43.04	$3,228,000.00	$269,000.00
Months 157-168	$44.11	$3,308,250.00	$275,687.50

(b)         Lessee shall also pay to Lessor, at the time of making any payment of Base Rent, additional rent or other payment hereunder, any and all rental, sales or use taxes levied by any governmental authority (including without limitation Hillsborough County, Florida) with respect to such payment or otherwise with respect to Lessee's use or occupancy of the Premises.

(c)         Any amount owed by Lessee hereunder for less than a full calendar month shall be prorated.  Notwithstanding any provisions herein to the contrary, if the Commencement Date is a date other than the first day of a calendar month and the term of this Lease would otherwise expire on a day other than the last day of a calendar month, then the term of this Lease shall be extended until the last date of such calendar month.

(d)         Rental payments not received by Lessor within five (5) calendar days of the due date thereof shall be subject to a late charge due and payable by Lessee to Lessor on the sixth (6th) calendar day after the due date thereof in an amount equal to five (5%) percent of such past due rental.

(e)         As used in this Lease, the term "rent" or "rental" shall include all Base Rent payable pursuant to this Paragraph 3 and all additional rent and other additional charges or sums payable to Lessor hereunder.

4.          Additional Rent.  In addition to the Base Rent, Lessee shall pay to Lessor, as additional rent, the amounts hereinafter described in this Paragraph 4:

(a)         Commencing on the Commencement Date, Lessee agrees to pay to Lessor on a monthly basis in advance on the first (1st) day of each calendar month as additional rent Lessee's Pro Rata Share of the operating expenses (as defined below) of Lessor for the Building and/or the Project.  Lessor may estimate Lessee's Pro Rata Share of such operating expenses, with an annual adjustment made within one hundred twenty (120) days after the end of each calendar year to adjust for any discrepancies between the actual operating expenses incurred and any such estimate (the “Adjustment”), provided that Lessor shall concurrently deliver to Lessee a reconciliation statement showing the calculation of the actual operating expenses for the prior calendar year along with reasonable supporting documentation.  Lessor agrees to refund any excess amount charged for any such year within thirty (30) days of Lessor’s final calculation of the Adjustment (or at Lessor’s option, credit such excess amount against the next due installment of Base Rent) and Lessee agrees to promptly pay upon demand any additional amount due pursuant to the annual adjustment.  The obligation to pay such additional rental amounts shall survive the termination of this Lease.  For all purposes of this Lease, the term "Pro Rata Share" shall refer to the ratio of the rentable square feet of the Premises to the total rentable square feet of the Building.  As of the date of this Lease, Lessee’s Pro Rata Share is 49.98% (75,000/150,051).  Any amount owed by Lessee hereunder for less than a full calendar month shall be prorated.

(b)         The term "operating expenses" as used above means all actual costs and expenses paid or incurred by Lessor or on its behalf in connection with the maintenance, management, operation, repair (including the items in Paragraph 8 below), cleaning, security and landscaping of the Land and the Building.  The term "operating expenses" also includes all real property taxes and installments of special assessments, including special assessments due to deed restrictions and/or owners’ associations, which accrue against the Building and/or the Land during the term of this Lease, as well as all insurance premiums Lessor is required to pay or deems necessary to pay, with respect to the Building and/or the Land.  The term "operating expenses" also includes the cost of a preventative maintenance contract for the roof of the Building.  The term "operating expenses" does not include any capital improvement to the Building and/or the Land, but may include a reasonable depreciation or amortization of such capital expenditures consistent with generally accepted account principles, nor shall it include repairs, restoration or other work occasioned by fire, windstorm or other casualty to the extent Lessor receives insurance proceeds therefor, income and franchise taxes of Lessor, leasing commissions, expenses for the renovating of space for new tenants, or interest or principal payments on any mortgage or other indebtedness of Lessor.  Lessor and Lessee acknowledge that certain maintenance, operation and other activities (such as, for example, landscaping) may be handled on a Project-wide basis, and, in such event, the expenses relating thereto shall be appropriately allocated between the Building and Building 100 with each building responsible for fifty percent (50%) of such expenses.

5.          Letter of Credit.   Lessee shall deliver to Lessor, within thirty (30) days after the execution of this Lease, an irrevocable and unconditional Letter of Credit (herein, together with all replacements thereof, being called the “Letter of Credit”) issued by a national bank or financial institution reasonably acceptable to Lessor.  The Letter of Credit shall be in the amount of $6,000,000.00, provided, however, that (i) after the fifty-fifth (55th) full calendar month of the term of this Lease, the Letter of Credit will be reduced to the amount of $4,000,000.00, (ii) after the sixty-seventh (67th) full calendar month of the term of this Lease, the Letter of Credit will be reduced to the amount of $2,000,000.00 and (iii) after the seventy-ninth (79th) full calendar month of the term of this Lease, the Letter of Credit will be reduced to the amount of $231,937.50.  The term of the Letter of Credit shall extend from the date of this Lease through the last day of the term of this Lease (as may be extended via an Extended Term or otherwise).  At Lessee’s option, the initial Letter of Credit may be for a term of not less than one (1) year, and, in such event, such Letter of Credit shall be extended by Lessee for periods of not less than one (1) year each so that the Letter of Credit, as extended and replaced, remains continually in existence during the entire period required in this Paragraph 5.  Notwithstanding any provisions to the contrary herein, if such Letter of Credit is for a term shorter than the entire period required for the Letter of Credit in this

Paragraph 5 (i.e., the entire period commencing on the date of this Lease, and ending on the last day of the term of this Lease, as may be extended), Lessor may, without any further notice to Lessee, draw upon the entire amount of the Letter of Credit in the event Lessor shall not receive, at least thirty (30) days prior to the expiration date of such Letter of Credit, a replacement Letter of Credit in form and substance identical to said Letter of Credit so expiring and otherwise satisfying the obligations herein.  The failure of Lessee to provide a replacement Letter of Credit in accordance with the provisions hereof for any expiring Letter of Credit shall be an Event of Default by Lessee.  The Letter of Credit shall be in form acceptable to Lessor, in its sole discretion, and shall provide that the only condition to a draw under the Letter of Credit shall be the presentation by Lessor of a sight draft.  The Letter of Credit shall provide that it is governed by the International Chamber of Commerce's International Standby Practices ("ISP98") except to the extent that the terms thereof are inconsistent with the provisions of the ISP98, in which case the terms of the Letter of Credit shall govern.  The Letter of Credit shall provide that draw requests need not be presented as originals and may be submitted by courier or by facsimile, and it should include the issuing bank’s address and facsimile number.  The Letter of Credit shall be transferable and assignable multiple times by Lessor to Lessor’s successor in interest in the Building.  Lessor shall pay all reasonable costs and shall take all steps necessary for any such proposed transfer or assignment of the Letter of Credit, provided Lessee fully cooperates with any such transfer or assignment, and Lessee further acknowledges that the unlimited transferability of the Letter of Credit is a material provision of this Lease.  The Letter of Credit may be drawn in whole or in part by Lessor (at Lessor’s option) from time to time (and more than one time for partial draws) upon the occurrence of any Event of Default by Lessee under this Lease, which default is not cured within any applicable cure period (provided, however, that if the giving of any notice of default by Lessor is barred by applicable law, no such notice shall be required as a condition to Lessor’s draw under this Letter of Credit, and Lessor may draw upon the Letter of Credit notwithstanding that no such  notice was given and no such cure period commenced), and without any further notice to Lessee.  Lessor may draw upon the Letter of Credit without proceeding against any person or exhausting any other remedies which Lessor may have and without resorting to any other security held by Lessor.  Lessor may apply the proceeds of the Letter of Credit in any order or manner to any amounts owed by Lessee under or pursuant to this Lease.  All amounts drawn by Lessor under the Letter of Credit shall immediately become the property of Lessor and shall be retained by Lessor.  In no event shall any such application cure any event of default by Lessee under this Lease.  Furthermore, in no event shall the Letter of Credit, or Lessor’s right to draw upon the Letter of Credit, be affected or impaired by (A) the waiver, compromise, settlement, termination or other release of the performance or observance by any person liable or to become liable for the obligations under this Lease; (B) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in this Lease; (C) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or any similar proceeding affecting Lessee, or any allegation or contest of the validity of this Lease; or (D) the taking or the omission of any of the actions referred to in this Lease.  If all or any portion of the Letter of Credit is drawn upon, Lessee shall, within ten (10) days after written demand therefor, reinstate the Letter of Credit for the full amount required pursuant to this Paragraph 5.  The failure of Lessee to comply with the provisions of this Paragraph 5 shall constitute an Event of Default under this Lease.

6.          Utilities.

(a)         Lessee shall promptly pay all charges for all separately metered utilities and other services furnished to the Premises by the applicable utility company or provider, including, but not limited to, if applicable, gas, water, electricity, sewer, telephone, and data.  If any utilities furnished to the Premises are not separately metered, then such utilities shall be included in operating expenses and paid by Lessee in accordance with Paragraph 4 of this Lease.

(b)         Lessor shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated by reason of, (i) the failure to furnish or delay in furnishing any such utilities when such failure or delay is caused by acts of God or the elements, delays or disturbances of any character, any other accidents or other conditions beyond the reasonable control of Lessor, or by the making or repairs or improvements to the Premises or to the Building, (ii) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any service utility whatsoever serving the Premises or the Building, or (iii) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing utilities.

(c)         Lessee shall have 24-hour, 7-day-per-week, 365-day-per-year access to the Premises, subject to planned maintenance (with advance notice to Lessee) and emergency conditions.  Access to the Premises shall be controlled by electronic card or by other means, with such controlled-access system to be installed as part of the Tenant Improvements (as hereinafter defined).

7.          Use.  The Premises shall be used for general office, medical laboratory, training, and meeting uses, and for no other purpose.  The Premises shall not be used for any illegal purposes; nor in violation of any law, ordinance or regulation of any governmental body; nor in any manner to create any nuisance or trespass; nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or on the Building.  Lessee agrees to use the Premises for the purposes herein leased until the expiration of the term of this Lease.  Lessee shall take possession of the Premises on or before the Commencement Date.  Notwithstanding any other provisions in this Lease to the contrary, any increase (in excess of non-premium, standard building rates) in the rate of insurance resulting from Lessee’s particular operations or type of business shall be paid solely by Lessee.

8.          Repairs by Lessor.  Except as provided in Paragraph 9 below, Lessor shall, within thirty (30) days following Lessor’s receipt of notice from Lessee, make repairs (unless the nature of such repairs is such that they cannot be completed within such thirty (30)-day period, in which case Lessor shall have such additional time as necessary to complete such repairs provided Lessor commences to perform such repairs within such thirty (30)-day period and thereafter diligently prosecutes such repairs to completion) to (i) the foundation, floor structure, exterior walls and roof of the Building as necessary for safety and tenantability; (ii) exterior windows and glass of the Premises; (iii) the lobby and other common areas of the Building; (iv) the base building mechanical, electrical, lighting, HVAC and plumbing (including, without limitation, fire suppression) systems serving the Building generally, excluding maintenance of or repairs to (or replacement of) (A) any mechanical, electrical, lighting, HVAC and plumbing systems serving the Premises exclusively, (B) any trade fixtures, non-building standard fixtures or other improvements in the Premises installed by Lessee or made by or at the request of Lessee and requiring unusual or special maintenance, and any supplemental improvements, equipment or systems installed by or on behalf of Lessee, and (C) any repairs necessitated by the use or misuse of Lessee, its employees, contractors or agents; and (v) latent defects in the original construction of the Premises (provided Lessee notifies Lessor as to the existence of such latent defects within three (3) years after the Commencement Date).  Lessor's duties shall also include repairs to underground utility and sewer pipes outside the exterior walls of the Building, except as provided in Paragraph 9 hereof.  Lessor shall be responsible for the maintenance of those areas around the Building, including driveways, planted areas and landscaped areas which are from time to time designated by Lessor and open for the joint use by tenants of the Building or the public, except as provided in Paragraph 9 hereof.  Except as otherwise expressly provided in this Lease, Lessor shall not be required to make any repairs or improvements to the Premises.  In the event Lessor has failed to complete (or commence, if such repairs cannot reasonably be completed within thirty (30) days) any repairs required to be made by Lessor pursuant to this Paragraph 8 within the time frame set forth in this Paragraph 8, and such failure materially and adversely affects Lessee’s use and/or access to the Premises, then Lessee may, at its option, upon an additional five (5) business days’ prior written notice to Lessor, make such repairs, and in such event, Lessor agrees to reimburse Lessee for the reasonable third-party, out-of-pocket costs actually incurred by Lessee in making such repairs, within thirty (30) days after Lessor receives a paid invoice from Lessee, showing, with reasonable supporting documentation, all such costs.

9.           Repairs by Lessee.  Lessee shall repair, maintain, replace as necessary and keep in good, clean and safe repair all portions of the Premises and all equipment, fixtures and systems therein which are not specifically set forth as the responsibility of Lessor in Paragraph 8 of this Lease; in addition, Lessee shall bear the expense of any repairs to the items which are Lessor's responsibility (under Paragraph 8, above) if made necessary by the use or misuse of

Lessee, its employees, contractors, or agents; and Lessee shall bear the cost of repairs to the floor if made necessary by the nature of Lessee's or Lessee's employees', contractors' or agents' use or misuse of the Premises.  Lessee's repairs and replacements shall include without limitation all mechanical, electrical, lighting, HVAC and plumbing systems serving the Premises exclusively, any trade fixtures, non-building standard fixtures or other improvements in the Premises installed by Lessee or made by or at the request of Lessee and requiring unusual or special maintenance, and any supplemental improvements, equipment or systems installed on or on behalf of Lessee.  In connection therewith, Lessee shall maintain in force at all times a maintenance contract for the heating, ventilation, and air conditioning equipment providing for at least semi-annual servicing and otherwise acceptable in form and content to Lessor and with a service organization acceptable to Lessor.  Lessee shall also promptly repair or replace all partitions and all glass and plate glass within the Premises immediately when cracked or broken.  Lessor gives to Lessee exclusive control of the Premises and shall be under no obligation to inspect the Premises.  Lessee shall at once report in writing to Lessor any defective conditions known to Lessee which Lessor is required to repair, and failure to promptly report such defects shall make Lessee liable to Lessor for any liability incurred by Lessor by reason of such defects, and Lessee indemnifies and holds harmless Lessor from and against all loss, cost and damage (including reasonable attorney's fees) arising from or related to Lessee's failure to so report such defective conditions.

Lessor shall during the period of Lessee's possession of the Premises, permit Lessee to jointly exercise with Lessor the rights and benefits occurring under the warranties, guaranties, and service agreements, if any, covering those portions of the Premises for which Lessee is responsible under Paragraph 9 hereof.

10.         Lessor's Work.  Lessor, at Lessor's cost, shall construct the core and shell of the Building in accordance with Exhibit E attached hereto and the specifications attached hereto as Schedule E-1 (the "Base Building Condition").  Lessor agrees that it will finish out the Premises beyond the Base Building Condition (the "Tenant Improvements") as and to the extent provided in Exhibit E attached hereto.  Lessor warrants that upon completion of construction, the Building, including, but not limited to, all Building entrances, walkways, elevators, parking areas, and restrooms,  shall comply with all laws and regulations, including but not limited to local, state and federal codes including environmental, fire and life safety, ANSI and Americans with Disabilities Act (“Laws”), to the extent applicable thereto.

11.         Right of Entry.  Lessor shall have the right, but not the obligation, and upon reasonable verbal or written notice, to enter the Premises at reasonable hours to (i) exhibit same to prospective purchasers or lenders, (ii) in the last eighteen months of the Lease term, exhibit same to prospective tenants; (iii) inspect the Premises to see that Lessee is complying with all Lessee's obligations hereunder; and (iv) make repairs required of Lessor under the terms of this Lease.  Lessor shall retain sole control over the common areas and public parts of the Building and shall have the right at any time, without the same constituting any actual or constructive eviction and without incurring any liability to Lessee therefor, to change the arrangement and/or location of parking areas, sidewalks, corridors, entrances and other common areas and other public parts of the Building, provided that such change does not materially impair Lessee’s access to or use of the Premises.

12.         Lessor's Right to Act for Lessee.  If Lessee fails to pay any additional rent or make any other payment (except Base Rent) or take any other action when and as required under this Lease, and such failure is not cured within the applicable grace or cure period provided herein, Lessor may, without demand upon Lessee and without waiving or releasing Lessee from any duty, obligation, or liability under this Lease, pay any such additional rent, make any such other payment or take any such action required of Lessee.  The actions which Lessor may take shall include, but are not limited to, the performance of maintenance or repairs and the making of replacements to the Premises, the payment of insurance premiums which Lessee is required to pay under this Lease and the payment of taxes and assessments which Lessee is required to pay under this Lease. Lessor may pay all incidental costs and expenses incurred in exercising its rights hereunder, including, without limitation, reasonable attorneys' fees and expenses, penalties, reinstatement fees, late charges and interest.  All amounts paid by Lessor pursuant to this Paragraph, and all costs and expenses incurred by Lessor in exercising Lessor's rights under this Paragraph, shall bear interest at the lesser of (i) fifteen percent (15%) per annum or (ii) the highest rate permitted under applicable law (herein referred to as the "Default Rate of Interest"), from the date of payment by Lessor and shall be payable by Lessee to Lessor upon demand.

13.         Default.

(a)         Each of the following events shall constitute an "Event of Default" by Lessee under this Lease:

(i)          if Lessee shall fail to pay when due any rent or other payment to be made by Lessee hereunder and shall not cure such failure within five (5) days after the due date (as to the scheduled monthly rental payments) or within five (5) days after written notice thereof from Lessor (as to nonscheduled payments), as the case may be; provided, however, that Lessor shall not be required to give any such notice more than two (2) times in any given consecutive twelve (12)-month period; or

(ii)         if Lessee shall violate or breach, or shall fail fully and completely to observe, keep, satisfy, perform, and comply with, any agreement, term, covenant, condition, requirement, restriction, or provision of this Lease (other than the payment of rent or any other payment to be made by Lessee), and shall not cure such failure within thirty (30) days after Lessor gives Lessee written notice thereof; or

(iii)       if the Premises are deserted or abandoned; or

(iv)        if Lessee's interest in the Premises is levied upon; or

(v)         if any petition is filed by or against Lessee under any Section or Chapter of the Federal Bankruptcy Code, or any state bankruptcy laws, and in the case of a petition filed against Lessee, such petition is not dismissed within sixty (60) days of such filing; or if Lessee becomes insolvent or transfers property in fraud of creditors; or if Lessee makes an assignment for the benefit of creditors; or if a receiver is appointed for any of Lessee's assets.

For the purposes of the Events of Default specified in clause (v) above, the word "Lessee" shall include, without limitation; (i) any party comprising Lessee, should more than one person or entity execute this Lease as Lessee, or any general partner or joint venturer of Lessee or any such party; and (ii) any person or entity now or hereafter liable, whether primarily, secondarily, or contingently, for the performance of the duties and obligations of Lessee under this Lease, including without limitation any principal, maker, endorser, guarantor or surety.

(b)          Upon the occurrence of any Event of Default, Lessor may pursue any one or more of the following remedies, in addition to any other remedies provided under this Lease, at law or in equity, separately or concurrently or in any combination, without any notice (except as specifically provided herein) or demand whatsoever and without prejudice to any other remedy which it may have for possession of the Premises or for arrearages in rent or other amounts payable to Lessor:

(i)          Lessor may terminate this Lease by giving Lessee written notice of termination, in which event Lessee shall immediately quit and vacate the Premises and deliver and surrender possession of the Premises to Lessor, and this Lease shall be terminated at the time designated by Lessor in its notice of termination to Lessee; provided, however, that no termination of this Lease prior to the normal expiration hereof shall affect Lessor's right to collect rent for the period prior to termination; or

(ii)         with or without terminating this Lease, Lessor may enter upon and take possession of the Premises and expel or remove Lessee and any other person who may be occupying the Premises, by force if necessary, without being liable for prosecution or any claim for damages; or

(iii)       Upon termination of Lessee’s right to possession of the Premises without termination of this Lease, Lessee shall remain liable for payment of all rent thereafter accruing and for performance of all obligations thereafter performable under this Lease.  Lessor may, but shall not be obligated to, re-let the Premises or any part thereof, on such terms and conditions as Lessor may deem satisfactory, and receive the rent for any such re-letting, in which event Lessee shall pay to Lessor on demand any deficiency that may arise by reason of such re-letting; provided, further, that Lessee shall pay over to Lessor on demand any and all costs and expenses incurred in reletting the Premises including any brokers' commissions and any costs of renovating or altering the Premises to make it suitable for re-letting; or

(iv)        Lessor may recover from Lessee all damages it may incur by reason of such breach, including without limitation, (i) the cost of recovering the Premises, (ii) reasonable attorney's fees and costs, and (iii) [the difference between (A) the present value (discounted at eight percent (8%) per annum), as of the date of the occurrence of the Event of Default, of the Base Rent that would have become due and payable for the remainder of the term of this Lease, and (B) the present value (discounted to present value at eight percent (8%) per annum), as of the date of the occurrence of the Event of Default, of the Base Rent for the remainder of the term of this Lease if the Base Rent were set at the "Prevailing Market Rate" (as herein defined); provided, however, the difference between (iii) (A) and (iii) (B) shall never be less than zero; the sum of (iii) (A) and (iii) (B) being herein referred to as the "Compensation for Lost Base Rent;" provided, however, that payment by Lessee of the Compensation for Lost Base Rent shall not constitute a penalty or forfeiture, but shall constitute full liquidated damages due to Lessor as a result of the Base Rent payments Lessor will not receive during the remainder of the term of this Lease as a result of Lessee's default.  Lessor and Lessee acknowledge that Lessor's actual damages in the event of a default by Lessee under this Lease will be difficult to ascertain, and that the liquidated damages provided above are reasonable liquidated damages and represent the parties' best estimate of such damages.  The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages.  The Compensation for Lost Base Rent shall be due and payable upon demand.  If the Compensation for Lost Base Rent is not paid by Lessee to Lessor upon demand, the Compensation for Lost Base Rent shall bear interest at the Default Rate of Interest until the unpaid Compensation for Lost Base Rent and all interest accrued thereon at the Default Rate of Interest has been paid in full.  The "Prevailing Market Rate" of the Premises means the rate at which a landlord under no compulsion to lease the Premises and a tenant under no compulsion to lease the Premises would determine as rent for the remainder of the term of this Lease, as of the date of occurrence of the Event of Default, assuming that rent payments would begin immediately, and also taking into consideration the quality, size, design, and location of the Premises, as well as the cost to retrofit and/or renovate the Premises, and the rent for comparable buildings located in the vicinity of the Premises.

(c)         Lessor's pursuit of any one or more of the remedies provided in this Lease shall not constitute an election of remedies excluding the election of another remedy or other remedies, or a forfeiture or waiver of any rent or other amounts payable under this Lease by Lessee or of any damages or other sums accruing to Lessor by reason of Lessee's violation of any provision of this Lease.  No action taken by or on behalf of Lessor shall be construed to mean acceptance of a surrender of this Lease.  No failure of Lessor to pursue or exercise any of Lessor's powers, rights, or remedies or to insist upon strict and exact compliance by Lessee with any provision of this Lease, and no custom or practice at variance with the terms of this Lease, shall constitute a waiver by Lessor of the right to demand strict and exact compliance with the terms and conditions of this Lease.

14.         Rights Cumulative.  All rights, remedies, powers, and privileges conferred under this Lease on Lessor shall be cumulative of and in addition to, but not restrictive of or in lieu of, those conferred by law.

15.        Liens.  Lessee hereby indemnifies Lessor against, and shall keep the Premises, the Building, and the Land free from liens for any work performed, material furnished or obligations incurred by Lessee. Should any liens or claims be filed against the Premises, the Building, or the Land by reason of Lessee's acts or omissions, Lessee shall cause same to be discharged by bond or otherwise within fifteen (15) days after filing.  If Lessee fails to cause any such lien or claim to be discharged within the required time, Lessor may cause same to be discharged and may make any payment that Lessor, in its sole judgment, considers necessary, desirable, or proper in order to do so.  All amounts paid by Lessor shall bear interest at the Default Rate of Interest from the date of payment by Lessor and shall be payable by Lessee to Lessor upon demand.

16.        Lessee's Property:  Improvements to the Premises.

(a)         Lessee shall not remove any personal property, fixtures, or equipment from the Premises at any time during which Lessee is in default under this Lease.  Upon any termination of this Lease at a time at which Lessee shall be liable in any amount to Lessor under this Lease, Lessor shall have a lien upon the personal property and effects of Lessee within the Premises, and Lessor shall have the right, at Lessor's election, without notice to Lessee, to sell at a private, commercially reasonable sale all or part of said property and effects for such price as against any amounts due under this Lease from Lessee to Lessor, including the expenses of such sale.  If Lessee shall not remove all Lessee's effects from the Premises at any expiration or other termination of this Lease, Lessor shall have the right, at Lessor's election, to remove all or part of said effects in any manner that Lessor shall choose and store the same without liability to Lessee for loss thereof, and Lessee shall be liable to Lessor for all expenses incurred in such removal and also for the cost of storage of said effects.

(b)         Lessee shall not make any alterations, additions, or improvements (“Alterations”) to the Premises, exterior or interior, without the prior written consent of Lessor, provided, however, that Lessee shall give prior notice to Lessor of, but Lessor’s consent shall not be required with respect to, unattached movable fixtures which may be installed without drilling, cutting, or otherwise defacing the Premises  or to cosmetic, decorative and non-structural Alterations  (however, décor and artwork hanging on the interior walls of the Premises shall not be considered Alterations hereunder) which (w) do not adversely affect any Building systems or the occupancy of any other tenant, (x) do not impose any additional expense or delay upon Lessor in the maintenance and operation of the Building, (y) are not visible from outside of the Premises and (z) do not cost in excess of $100,000 in the aggregate per any given consecutive twelve (12)-month period.  If any such Alterations are made, and provided Lessor notifies Lessee at the time of Lessor’s review of Lessee’s plans and specifications for such Alterations that such Alterations must be removed upon the expiration or earlier termination of this Lease (or if such Alterations do not require Lessor’s consent, then promptly after Lessor receives written notice of Lessee’s intent to construct such Alterations), then, at the expiration of the term of this Lease, Lessee agrees to restore the Premises to the condition prior to making same, at Lessee's sole cost and expense, reasonable wear and tear excepted, provided that if Lessor does not require removal, then all such Alterations shall become the sole property of Lessor at such time.  Notwithstanding the foregoing, Lessee shall not be required to remove any data and/or telephone cabling installed in the Premises.  Lessee may not use or penetrate the roof of the Premises for any purpose whatsoever without Lessor's prior written consent.  Lessor shall provide a pad site near the loading dock or back entrance to the Building in a location mutually acceptable to Lessor and Lessee where Lessee shall be permitted to install generators sufficient for office and laboratory use and above ground fuel tanks for Lessee’s exclusive use, subject to Lessor’s reasonable approval of the items to be installed and the means of installing same.  All costs of installation, maintenance, repair and removal of such generator and fuel tanks shall be paid by Lessee.  At Lessor's request, upon the expiration or earlier termination of this Lease, Lessee shall promptly remove the generator, fuel tanks and related equipment and facilities and repair any damage resulting therefrom at Lessee's expense.  Lessee shall have the right to install and utilize its own security system for the Premises, provided Lessee supplies Lessor with all access cards, keys or codes necessary for Lessor to access all areas of the Premises.  All construction work done by Lessee in the Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and at such times and in such manner as will cause a minimum of interference with other construction in progress and with the transaction of business in the Building.  Lessee covenants and agrees that all contractors, subcontractors, and other persons or entities performing work for Lessee at the Premises will carry liability insurance in amounts acceptable to Lessor.  Lessee shall give Lessor at least ten (10) days prior written notice of Lessee’s intent to commence construction of any Alterations. Notwithstanding the foregoing, Lessor and Lessee hereby agree that Lessee may desire to expand its training, laboratory, and meeting operations during the term of the Lease and as a result, may convert then-existing office space in the Premises to training, laboratory or meeting space (the “Lab Expansion”).  Such Lab Expansion shall be governed by this Paragraph 16, and at the time Lessee desires to pursue such Lab Expansion, it shall submit proposed plans for Lessor’s consent in accordance with this Paragraph.

(c)         Lessee shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed during the term of this Lease, upon all improvements installed by Lessee in the Premises, Lessee’s other leasehold improvements, and all equipment, furniture, fixtures, and any other personal property located on the Premises.  In the event any or all of said improvements, Lessee’s other leasehold improvements, or said equipment, furniture, fixtures, or other personal property shall be assessed and taxed with the Building or the Land, Lessee shall pay to Lessor its share of such taxes within ten (10) calendar days after delivery to Lessee by Lessor of a statement in writing setting forth the amount of such taxes attributable to the property described in this Paragraph.

17.        Subletting and Assignment.  Lessee shall not, directly or indirectly, without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed, sell, assign,  hypothecate, or otherwise transfer this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Lessee.  Consent to any assignment or sublease shall not be deemed a waiver of the right of Lessor to approve any further assignment or subletting.  Notwithstanding any permitted assignment or subletting, Lessee shall remain liable for the full and complete performance, satisfaction, and compliance with each and every agreement, term, covenant, condition, requirement, provision, and restriction of this Lease, as principal and not as surety or guarantor, and as if no such assignment or subletting had been made.  In the event that Lessee sublets the Premises or any parts thereof, or sells, assigns, or transfers this Lease and at any time receives rent and/or other consideration which exceeds that which Lessee would at that time be obligated to pay to Lessor, Lessee shall pay to Lessor 50% of the gross excess in such rent as such rent is received by Lessee and 50% of any other consideration received by Lessee from such subtenant in connection with such sublease or, in the case of an assignment of this Lease by Lessee, Lessor shall receive 50% of any consideration paid to Lessee by such assignee in connection with such assignment.  In addition, should Lessor agree to an assignment or sublease agreement, Lessee will pay to Lessor on demand a sum equal to all of Lessor's costs, including reasonable attorneys' fees, incurred in connection with such assignment or transfer.

Notwithstanding the provisions of this Paragraph 17, Lessee may assign this Lease, without Lessor’s consent, to any entity which controls, is controlled by or is under common control with Lessee, or to an entity resulting from the merger, sale of stock, consolidation, or other corporate reorganization or transaction with Lessee, or to any entity which acquires all the assets of Lessee; each of which is referred to as a "Permitted Transfer", provided that before such Permitted Transfer shall be effective, (a) said assignee shall have a financial condition equal to or better than Lessee at the time of such assignment as determined by Lessor in Lessor's reasonable discretion (b) said assignee shall assume, in full, the obligations of Lessee under this Lease, and (c) Lessor shall be given prior written notice of such assignment and assumptions.  Any such Permitted Transfer shall not, in any way, affect or limit the liability of Lessee under the terms of this Lease.

18.        Damage or Destruction.  If the Premises or any portion thereof are destroyed by storm, fire, lightning, earthquake, or other casualty, Lessee shall immediately notify Lessor. In the event the Premises cannot, in Lessor's judgment, be restored within one hundred eighty (180) days after the date of such damage or destruction, this Lease shall terminate as of the date of such destruction, and all rent and other sums payable by Lessee hereunder shall be accounted for as between Lessor and Lessee as of that date. Lessor shall notify Lessee within forty-five (45) days after the date of the damage or destruction whether the Premises can be restored within one hundred eighty (180) days. If this Lease is not terminated as provided in this Paragraph, Lessor shall, to the extent insurance proceeds payable on account of such damage or destruction are made available to Lessor for restoration of the Premises (with the excess proceeds belonging to Lessor), within a reasonable time, repair, restore, rebuild, reconstruct, or replace the damaged or destroyed portion of the Premises to a condition substantially similar to the condition which existed prior to the damage or destruction.  Provided, however, Lessor shall only be required to repair, restore, rebuild, reconstruct, and replace the Improvements to the Premises performed by Lessor pursuant to Exhibit E hereto, and Lessee shall, at its sole cost and expense, upon completion of such restoration by Lessor, repair, restore, rebuild, reconstruct, and replace, as required, any and all improvements installed in the Premises by Lessee and all trade fixtures, personal property, inventory, signs; and other contents in the Premises, and all other repairs not specifically required of Lessor hereunder, in a manner and to at least the condition existing prior to the damage.  Lessee's obligations to pay Base Rent shall abate until Lessor has repaired, restored, rebuilt, reconstructed, or replaced the Premises, as required herein, in proportion to the part of the Premises which are unusable by Lessee.  If the damage or destruction is due to the act, neglect, fault, or omission of Lessee, there shall be no rent abatement.  Notwithstanding the foregoing, if any such damage or destruction occurs within the final two (2) years of the term hereof, then Lessor, in its sole discretion, may, without regard to the aforesaid 180-day period, terminate this Lease by written notice to Lessee.

19.        Condemnation.

(a)         In the event of a taking of all or a portion of the Premises (so that the untaken portion is unsuitable for the continued feasible and economic operation of the Premises by Lessee for substantially the same purposes as immediately prior to such taking), then this Lease shall automatically terminate and all rent and other sums payable by Lessee hereunder shall be apportioned and paid through and including the date of such taking.

(b)         In the event of a taking of a portion of the Premises (so that the untaken portion is suitable for the continued feasible and economic operation of the Premises by Lessee for substantially the same purposes as immediately prior to such taking), then this Lease and all of the duties and obligations of Lessee hereunder shall remain unmodified and in full force and effect; provided, however, that the rent payable after the taking shall be reduced to an amount which bears the same ratio to the rent payable immediately prior to the taking as the rental value of the Premises after taking bears to the rental value of the Premises immediately prior to the taking.

(c)         Lessor shall be entitled to all awards, damages, compensation, or proceeds payable by reason of any taking, and Lessee shall not be entitled to any portion thereof, and shall have no claim for, and hereby transfers, assigns, conveys, and sets over unto Lessor all of its right, title, and interest, if any, in or to any award, damages, compensation, or proceeds payable by reason of any taking; and, without limiting the generality of the foregoing, Lessee shall have no claim against Lessor or the condemning authority, or otherwise, for any award, damages, compensation, or proceeds for (i) the value of any unexpired term of this Lease, or (ii) the value of any fixtures or improvements installed by Lessee in the Premises.  Nothing herein shall be construed, however, to preclude Lessee from prosecuting any claim directly against the condemning authority for loss of business, moving expenses, damage to, and cost of removal of, trade fixtures, furniture, and other personal property belonging to Lessee; provided, however, that Lessee shall make no claim which shall diminish or adversely affect any award claimed or received by Lessor.

20.        Indemnity.

(a)         Lessee shall, at all times, except to the extent of the negligence of Lessor, its agents and employees, indemnify and hold harmless Lessor and Lessor's officers, employees, contractors, and agents from, against, and in respect of, all liabilities, damages, losses, costs, expenses (including all reasonable attorneys' fees), causes of action, suits, claims, demands, and judgments of any nature whatsoever arising, in whole or in part, out of, by reason of, or in connection with: (a) injury to or the death of persons or damage to property (i) on the Premises, or (ii) in any manner arising out of, by reason of, or in connection with, the use, nonuse or occupancy of the Premises, or (iii) resulting from the condition of the Premises; (b) the violation or breach of, or the failure of Lessee to fully and completely keep, observe, satisfy, perform, and comply with, any agreement, term, covenant, condition, requirement, provision, or restriction of this Lease; or (c) the violation of any law affecting the Premises or the use or occupancy thereof. Lessee, on behalf of itself and all persons and entities claiming through Lessee, waives all claims against Lessor for damage to any property or injury to, or death of, any person in, upon, or about the Premises, the Building, or the Land arising at any time and from any cause (including without limitation fire, explosion, water, rain, flood, or leaks from any part of the Premises or from the pipes, appliances, plumbing works, roof, or subsurface of any floor or ceiling, or from the street, or any other place), except to the extent caused by the gross negligence or willful misconduct of Lessor, its agents, employees, representatives, or contractors.

(b)         Lessor shall, at all times, except to the extent of the negligence of Lessee, its agents and employees, indemnify and hold harmless Lessee and Lessee's officers, employees, contractors, and agents from, against, and in respect of, all liabilities, damages, losses, costs, expenses (including all reasonable attorneys' fees), causes of action, suits, claims, demands, and judgments of any nature whatsoever arising, in whole or in part, out of, by reason of, or in connection with the violation or breach of, or the failure of Lessor to fully and completely keep, observe, satisfy, perform, and comply with, any agreement, term, covenant, condition, requirement, provision, or restriction of this Lease pertaining to Lessor.

21.         Insurance.

(a)         Lessee shall maintain in force at all times commercial general liability insurance in an amount of not less than $3,000,000.00 combined single limit coverage for bodily injury, death, and property damage.  Such insurance shall include contractually assumed liability; and such insurance shall be primary and not in excess of or contributory with other insurance carried by other persons.  Said policy shall name both Lessor and Lessee as insureds and shall contain a provision requiring the insurer to give Lessor at least thirty (30) calendar days' prior written notice before any termination or expiration of said policy for any reason.  Prior to the commencement of this Lease and prior to the expiration of each term of such policy, Lessee shall deliver to Lessor the original of such policy or a proper certificate from the insurer.

(b)         Lessee hereby agrees to insure any improvements installed by Lessee in the Premises and its merchandise, trade fixtures, personal property, furnishings, supplies, inventory, signs, and other contents of the Premises against fire, with all risk coverage, for the full replacement value thereof.  Lessor shall have no responsibility whatsoever for any damage, theft, or other casualty to or involving the same.  Such insurance shall contain deductible levels reasonably acceptable to Lessor.

(c)         Each policy of insurance obtained by Lessee hereunder or otherwise with respect to the Premises shall contain a waiver of subrogation clause reasonably acceptable to Lessor.

(d)         Lessor shall insure the Building against damage with property insurance not less than the replacement value of the Building and with such deductibles as Lessor reasonably deems appropriate and with commercial general liability insurance in such amounts and with such deductibles as Lessor reasonably deems appropriate.

Each of Lessor and Lessee hereby releases the other from any and all liability and responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any other perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, including any other tenants or occupants of the remainder of the Building.

22.        Signage.  Lessee shall not install any signs visible from outside the Premises except with the prior written consent of Lessor, which consent shall not be unreasonably withheld.  Any permitted signs shall be installed and maintained in compliance with applicable governmental rules and regulations governing such signs, and Lessee shall be responsible to Lessor for any damage caused by the installation, use, or maintenance of said signs. Lessee agrees, upon removal of said signs, to repair all damage incident thereto.  Without limiting the foregoing, and in all events subject to Lessor's prior written approval of the design and location thereof, which shall not be unreasonably withheld, and in compliance with all applicable governmental requirements, Lessee shall have the right at Lessee’s expense to install signage for Lessee’s business (i) in one (1) location on the exterior wall at the top of the south-facing side of the Building (facing the Riverwalk), as further depicted in Exhibit F attached hereto and incorporated herein by reference, and (ii) on the monument signage for the Building or Project, as applicable.

23.        Attorneys' Fees.  In the event that either party is required to enforce the provisions of this Lease, such party, if it prevails, shall be entitled to receive from the other party all costs and expenses incurred at trial and on appeal in connection with such enforcement, including but not limited to reasonable attorneys' fees actually incurred.

24.        Parties.  "Lessor" as used in this Lease shall include Lessor's assigns and successors in title to the Premises.  "Lessee" shall include Lessee and, if this Lease shall be validly assigned or the Premises validly sublet, shall include such assignee or subtenant, its successors and permitted assigns.  "Lessor" and "Lessee" shall include male and female, singular and plural, corporation, partnership, or individual, as may fit the particular parties.

25.        Landlord and Tenant Relationship.  This Lease shall create the relationship of landlord and tenant between Lessor and Lessee; no estate shall pass out of Lessor; Lessee has only a usufruct not subject to levy and sale.

26.         Holding Over.  If Lessee remains in possession of the Premises after expiration of the term of this Lease, with Lessor's acquiescence and without any distinct agreement of the parties, Lessee shall be a tenant at sufferance at a rental rate equal to 150% of the rate in effect at the end of this Lease; there shall be no renewal of this Lease by operation of law.  In addition, if Lessee fails to surrender the Premises to Lessor upon expiration or other termination of this Lease, then Lessee shall indemnify Lessor against any and all damages, loss or liability resulting from any delay of Lessee in surrendering the Premises, including, but not limited to, any claim for damages by, or amounts required to be paid to Lessor by, third parties who were to have occupied all or any part of the Premises after the expiration or termination of this Lease, plus all of the losses, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred as a result of such holdover.

27.         Sale by Lessor.  In the event of any "Transfer" (as herein defined) by Lessor of its interest in and to the Premises, all obligations under this Lease of the "Transferor" (as herein defined) shall, to the extent assumed by the "Transferee" (as herein defined), cease and terminate and, to the extent assumed by the Transferee, Lessee releases the Transferor from same, and, to the extent assumed by the Transferee, Lessee shall thereafter look only and solely to the Transferee for performance of all of Lessor's duties and obligations under this Lease.  The term "Transfer," as used herein, shall mean any sale, conveyance, transfer, assignment or other disposition; "Transferor," as used herein shall mean the party carrying out the Transfer; and "Transferee," as used herein, shall mean the person or entity to whom or which the Premises were Transferred.

28.        Surrender of the Premises.  At the termination of this Lease, Lessee shall surrender the Premises and keys thereof to Lessor in at least as good a condition as at commencement of the term of this Lease, only normal wear and tear and casualty excepted, and broom clean.

29.        Notices.  Whenever under this Lease a provision is made for notice of any kind, it shall only be deemed sufficient notice and service thereof if:

(a)         Such notice to Lessee is in writing and delivered by hand (by courier service or otherwise), by overnight delivery by Federal Express or similar service or mailed by certified or registered mail, return receipt requested, postage prepaid and addressed to Lessee at the Premises, or to such other address as otherwise directed by notice, in writing, given by Lessee to Lessor from time to time; and

(b)         Such notice to Lessor is in writing and delivered by hand (by courier service or otherwise), by Federal Express or similar service or mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed to Lessor as follows:

Heights Union, LLC

c/o TPA Group

3350 Riverwood Parkway

Suite 750

Atlanta, GA  30339

Attention:  Mr. Nathan Pramik

or to such other address as otherwise directed by notice, in writing, given by Lessor to Lessee from time to time.

(c)         Notice given as hereinabove provided shall, if not sooner received, be deemed received by the party to whom it is addressed on the third (3rd) calendar following the date of postmark thereof.

30.        Covenant of Quiet Enjoyment.  So long as Lessee observes and performs the covenants and agreements contained herein to be observed and performed by Lessee, Lessor covenants and agrees that Lessee shall at all times during the term of this Lease peacefully and quietly have and enjoy possession of the Premises without hindrance or molestation from Lessor or anyone claiming under Lessor, but always subject to the terms hereof.

31.        Subordination and Attornment.

(a)         This Lease shall be subordinate to the right, title, and interest of any lender or other party holding a security interest in or a lien upon the Premises under any and all mortgage instruments or deeds of trust presently encumbering the Premises or the Building and to any and all other deeds of trust or mortgage instruments hereafter encumbering the Premises or the Building.  Lessee shall at any time hereafter, on demand of Lessor or the holder of any such deed of trust or mortgage instrument, execute any instruments which may reasonably be required by such party for the purpose of evidencing the subordination of this Lease to the lien or security of such party.

(b)         As a condition to the subordination provided in Paragraph 31(a) immediately above, Lessor shall obtain from any existing or future lender of Lessor encumbering the Premises a nondisturbance agreement in such lender’s commercially reasonable form providing that, in the event the deed of trust or mortgage instrument is foreclosed, Lessee's possession of the Premises shall not be disturbed so long as no Event of Default shall have occurred and is continuing and so long as Lessee continues to comply with the terms of this Lease (a "Nondisturbance Agreement").  If any such lender charges administrative and/or attorneys’ fees to obtain such Nondisturbance Agreement, then Lessee shall be responsible for the payment of all such fees.

(c)         Lessee shall, upon demand, at any time or times, execute, acknowledge, and deliver to Lessor or the holder of any such instruments or deeds of trust, without expense, any and all documents that may be necessary to make this Lease superior to the lien of any of the same.

(d)         If the holder of any of said instruments or deeds of trust shall hereafter succeed to the rights of Lessor under this Lease, Lessee shall, at the option of such holder or a purchaser at any foreclosure or sale under power, attorn to and recognize such successor as Lessee's landlord under this Lease.  Lessee shall promptly execute, acknowledge, and deliver any instrument that may be necessary to evidence such attornment.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between each successor Lessor and Lessee, subject to all of the terms, covenants, and conditions of this Lease.

(e)         If Lessee fails at any time to execute, acknowledge, and deliver any of the documents provided for by this Paragraph within ten (10) days after Lessor's notice so to do, in addition to the remedies allowed by Paragraph 13 hereof, or otherwise, Lessor may execute, acknowledge, and deliver any and all such documents as the attorney-in-fact of Lessee in its name, place, and stead and Lessee hereby appoints Lessor, its successors and assigns as such attorney-in-fact, such power of attorney being coupled with an interest and being irrevocable by death, dissolution or merger of Lessee.

32.        Estoppel Certificate.  At any time and from time to time, Lessee, on or before the date specified in a request therefor made by Lessor, which date shall not be earlier than ten (10) days from the making of such request, shall execute, acknowledge, and deliver to Lessor a certificate evidencing whether or not (a) this Lease is in full force and effect; (b) this Lease has been amended in any way; (c) there are any existing defaults on the part of Lessor hereunder, to the knowledge of Lessee, and specifying the nature of such defaults, if any; (d) the date to which rent and other amounts due hereunder, if any, have been paid; and (e) such other matters requested by Lessor.  Each certificate delivered pursuant to this Paragraph may be relied on by any prospective purchaser of the Building or transferee of Lessor's interest hereunder or by any holder or prospective holder of any mortgage instrument or deed to secure debt now or hereafter encumbering the Building.

33.        Governmental Regulations.  Lessee agrees, at its sole expense, promptly to comply with all requirements of any legally constituted public authority made necessary by reason of Lessee's use or occupancy of the Premises.  Lessor agrees promptly to comply with any such requirements if not made necessary by reason of Lessee's use or occupancy of the Premises.

34.        Parking.  Lessee shall have access to and use of the structured parking garage servicing the Building (to be located across Oak Avenue) (the “Parking Garage”) on a first come, first served basis, not to exceed a ratio of 4 parking spaces per 1,000 rentable square feet within the Premises.  Lessee’s parking spaces shall be unreserved and unassigned.

35.        Successors and Assigns.  The Provisions of this Lease shall inure to the benefit of and be binding upon Lessor and Lessee and their respective successors, heirs, legal representatives, and assigns, subject, however, in the case of Lessee, to the restrictions on assignment and subletting contained in this Lease.

36.        Limitation of Liability.  Lessor's obligations and liability to Lessee with respect to this Lease shall be limited solely to Lessor's interest in the Building, and neither Lessor, nor any joint venturer, partner, officer, director, or shareholder of Lessor or any of the joint venturers of Lessor shall have any personal liability whatsoever with respect to this Lease.

37.        Agent's Commission.

(a)         CBRE, Inc. ("Lessee's Agent"), and Cushman & Wakefield ("Lessor's Agent"; Lessee's Agent and Lessor's Agent, collectively, are referred to herein as "Agent") shall be entitled to receive commissions in the amounts, and upon the terms and conditions, contained in commission agreements between Lessor and Lessee's Agent and between Lessor and Lessor's Agent.

(b)         Lessee warrants and represents to Lessor that, except as set forth above, no other party is entitled, as a result of the actions of Lessee, to a commission or other fee resulting from the execution of this Lease; and in the event Lessee extends or renews this Lease, or expands the Premises, and Lessee's Agent is entitled to a commission under the above-referenced commission agreement, Lessee shall pay all commissions and fees payable to any party (other than Lessee's Agent) engaged by Lessee to represent Lessee in connection therewith.  Lessor warrants and represents to Lessee that, except as set forth above, no other party is entitled, as a result of the actions of Lessor, to a commission or other fee resulting from the execution of this Lease.  Lessor and Lessee agree to indemnify and hold each other harmless from any loss, cost, damage, or expense (including reasonable attorneys' fees) incurred by the non-indemnifying party as a result of the untruth or incorrectness of the foregoing warranty and representation, or failure to comply with the provisions of this subparagraph.

38.        Rules and Regulations.  Lessee accepts the Premises subject to and hereby agrees with Lessor to abide by the Rules and Regulations attached to this Lease as Exhibit D, and incorporated herein by reference, together with such additional Rules and Regulations or amendments thereto as may hereafter from time to time be reasonably established by Lessor, and such additions or amendments shall be binding on Lessee upon receipt of same by Lessee.

39.        Hazardous Substances.  Lessee covenants and agrees that it shall not cause or permit any Hazardous Substances (as hereinafter defined) to be generated, used, treated, stored, released or disposed of in, on, at, or under the Premises, the Building, or the Land without Lessor's prior written consent.  Lessee further covenants and agrees to indemnify Lessor for any loss, cost, damage, liability, or expense (including without limitation, attorneys' fees), as well as environmental impairment damages, that Lessor might ever incur whether or not the Lessor has consented to Lessee’s use of such Hazardous Substances, this indemnification to survive the expiration or other termination of this Lease.  For the purposes of this Paragraph 39, Hazardous Substances shall mean and refer to (a) all those substances, elements, materials, compounds, or wastes defined or classified as hazardous or restricted under (i) the Comprehensive

Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, the regulations promulgated thereunder and analogous state statutes and regulations, (ii) the Resource Conservation and Recovery Act of 1976, as amended from time to time, the regulations promulgated thereunder and analogous state statutes and regulations, (iii) the Toxic Substances Control Act, as amended from time to time, the regulations promulgated thereunder and analogous state statutes and regulations; and (b) petroleum products, including, without limitation, waste oils; and (c) "asbestos", as defined in 29 C.F.R. Sec. 1910.1001 et seq. (or analogous regulations promulgated under the occupational Safety and Health Act of 1970, as amended from time to time, and the regulations promulgated thereunder); and (d) "PCBs", as defined in 40 C.F.R. Sec. 761 et seq., and "TCDD", as defined in 40 C.F.R. Sec. 775 et seq. (or in either case analogous regulations promulgated under the Toxic Substances Control Act, as amended from time to time); and (e) any other substance, element, material, or compound defined or restricted as a hazardous, toxic, radioactive, or dangerous substance, material, or waste by the Environmental Protection Agency or by any other ordinance, statute, law, code, or regulation of any federal, state, or local governmental entity or any agency, department or other subdivision thereof, whether now or later enacted, issued, or promulgated.

40.        Miscellaneous.  Time is of the essence of this Lease.  This Lease contains the entire agreement of Lessor and Lessee and no representations or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.  This Lease may not be amended other than in a writing signed by Lessor and Lessee.  No failure of Lessor to exercise any power given Lessor hereunder, or to insist upon strict compliance by Lessee of any obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Lessor's right to demand exact compliance with the terms hereof.  If any clause or provision of this Lease is illegal, invalid, or unenforceable under applicable present or future laws or regulations effective during the term of this Lease, the remainder of this Lease shall not be affected.  In lieu of each clause or provision of this Lease which is illegal, invalid, or unenforceable, there shall be added as part of this Lease a clause or provision as nearly identical as may be possible and as may be legal, valid, and enforceable.  This Lease shall be governed by, construed under, and interpreted and enforced in accordance with the laws of the State of Florida.  Neither this Lease, nor any memorandum of this Lease or reference hereto, shall be recorded by Lessee without Lessor's consent endorsed hereon.  Lessor shall be excused from the performance of its obligations under this Lease for the period of any delay resulting from any cause beyond its reasonable control (not to exceed forty-five (45) consecutive days), including, without limitation, all labor disputes, governmental regulations or controls, fires or other casualties, inability to obtain any material or services, or acts of God.  If Lessee executes this Lease as a corporation, partnership or limited liability company, each of the persons executing this Lease on behalf of Lessee does hereby personally represent and warrant that Lessee is a duly authorized and existing corporation, partnership or limited liability company, as the case may be, that Lessee is qualified to do business in the state in which the Premises are located, that the corporation, partnership or limited liability company, as the case may be, has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation, partnership or limited liability company, as the case may be, is authorized to do so.  In the event any representation or warranty is false, all persons who execute this Lease shall be liable, individually, as Lessee.  The owner of record of the Premises will be the Lessor prior to the commencement of Lessor’s construction of the Base Building Condition.  If Lessor cannot provide to Lessee reasonable documentation of Lessor’s ownership of the Premises within sixty (60) days after the date of this Lease, then Lessee shall have the right, in its sole discretion, by providing written notice to Lessor within ten (10) days after the expiration of such sixty (60)-day period, to terminate this Lease and upon any such termination, (i) Lessor shall return the Letter of Credit and any prepaid rent to Lessee, (ii) Lessor shall reimburse Lessee for any out of pocket expenses incurred by Lessee with respect to this Lease and/or relocating to the Premises, up to a maximum aggregate amount of $100,000.00, and (iii) neither party shall have any further obligations to the other hereunder except those which expressly survive the termination hereof.  Notwithstanding the foregoing to the contrary, the foregoing termination right shall be null and void if Lessor acquires fee simple title to the Land prior to the date that Lessee attempts to exercise the foregoing termination option.  The person who will be authorized to manage the Premises will be the Manager.  Titles or captions of Paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

41.        Mortgage Approvals.  Any provisions of this Lease requiring the approval or consent of Lessor shall not be deemed to have been unreasonably withheld if any mortgagee (which shall include the holder of any deed of trust) of the Premises, the Building or the Land or any portion thereof shall refuse or withhold its approval or consent thereto.  Any requirement by Lessor pursuant to this Lease which is imposed pursuant to the direction of any such mortgagee shall be deemed to have been reasonably imposed by Lessor if made in good faith.

42.        Disclosure.  Lessor discloses that principals and affiliates of Lessor are licensed real estate brokers in the State of Florida.

43.        Incorporation of Exhibits.  All exhibits referred to in this Lease are hereby incorporated herein by this reference.

44.        Financial Statements.  Lessee agrees that in the event Lessor, or any successor to Lessor, desires to enter into any financing arrangement whereby the Premises, the Building and/or the Land would be mortgaged or otherwise encumbered, or Lessor desires to sell the Premises, the Building and/or the Land, Lessee shall cooperate in good faith with Lessor by providing to Lessor, the proposed lender or the prospective purchaser, such financial information regarding Lessee and Lessee's business operations as may be reasonably requested.  The foregoing notwithstanding, Lessee shall only be required to provide such financial information directly to the party reasonably requesting it, and Lessee shall only be required to provide such financial information if the recipient thereof first executes and delivers to Lessee a confidentiality agreement prepared by Lessee providing, among other matters, that the recipient of the financial information will treat the financial information as confidential and will not disseminate any of the financial information to any persons other than its officers, agents, employees or professional advisors.

45.        Renewal Option.

(a)         Provided Lessee is not in default under this Lease and as long as Lessee is still in occupancy of the entire Premises, Lessee shall have one (1) option to renew this Lease of the entire Premises for an additional five (5) year term (such renewal period is the "Extended Term"); provided Lessee gives written notice to Lessor of Lessee’s intent to renew at least nine (9) months prior to the expiration of the then-current term.  The Base Rent rate and escalations for each such Extended Term shall be equal to ninety-five percent (95%) of the then-current Fair Market Rent (as hereinafter defined); provided however, that the rental rate for the initial year of each such Extended Term shall be not less than one hundred percent (100%) of the rental rate in effect immediately prior to such Extended Term.  "Fair Market Rent" shall mean the then-current rent (including escalations) in comparable office buildings located in the vicinity of the Building for comparable space (including periodic escalations in such rent), taking into account, among other factors, concessions offered to tenants in other similar class buildings in the Tampa, Florida market area such as free rent, improvement allowances, moving allowances and other such concessions that are not being provided to Lessee in connection with the Extended Term, and the amount, type, and quality of the space and length of term.  If Lessor and Lessee do not agree on the Fair Market Rent for the Premises on or before the date that is eight (8) months prior to the expiration of the initial Lease term (the “Extended Term Exercise Deadline”), then the Fair Market Rent shall be determined by appraisal pursuant to subparagraph (b), below.

(b)         If Lessor and Lessee do not timely agree upon Fair Market Rent for the Premises on or before the Extended Term Exercise Deadline, then within seven (7) days after said date, Lessor and Lessee shall mutually appoint an appraiser that has at least five (5) years full-time commercial appraisal experience in the area in which the Building is located.  If Lessor and Lessee are unable to agree upon an appraiser, either Lessor or Lessee, after giving five (5) days’ prior written notice to the other party, may apply to the American Arbitration Association (or its successor) for the selection of an appraiser who meets the foregoing qualifications, which selection shall be made within fifteen (15) days after such application.  The appraiser selected shall be a person who has not previously acted in any capacity for either party, its affiliates or leasing agents and who meets the above experience qualifications.  Lessor and Lessee shall each, within seven (7) days after the appointment (either by agreement or selection) of the appraiser, submit to the appraiser such party’s determination of Fair Market Rent for the Premises.  If both parties timely submit their determinations, then within twenty

(20) days after the expiration of such seven (7)-day period, the appraiser shall select one of the two submittals as the more reasonable (without right or leave to amend, modify or adjust any submission), and if, upon the expiration of such seven (7)-day period, the appraiser shall have received one party’s submittal of such terms but not submittals from both parties, then the appraiser shall select the submitted terms.  The submittal so selected shall be the Fair Market Rent for the Premises.  The appraiser fees shall be paid by the party other than the party whose submittal was selected.

46.        Right of First Refusal.

Provided Lessee is not in default under the Lease, and provided further that Lessee meets or exceeds the Net Worth Threshold (as hereinafter defined), Lessee shall have an ongoing right of first refusal on all vacant space in the Building (the “ROFR Space”), subject to the provisions set forth in this Paragraph 46.  Lessor represents and warrants that as of the date of this Lease, there are no existing rights as to the ROFR Space. Upon receipt of written notice from Lessor (“ROFR Notice”) that a third party has made a bona fide offer to lease any of the aforementioned ROFR Space that Lessor desires to accept, Lessee shall respond to Lessor within seven (7) days after receipt of the ROFR Notice whether it intends to lease the ROFR Space upon the terms of this Lease (including the Base Rent and additional rent in effect for the Premises at the time Lessee receives the ROFR Notice), except that any improvement costs or allowances, free rent and other concessions provided for with respect to the initial Premises shall be adjusted on a pro rata basis to reflect a shorter term for such ROFR Space as compared with the term for the initial Premises.  If Lessee indicates that it will not lease such ROFR Space offered, or otherwise fails to notify Lessor within such seven (7) day period that Lessee will lease such ROFR Space at such terms, then Lessor may proceed to lease it to such third-party and Lessee shall have waived its right of first refusal as to such portion of the ROFR Space set forth in the ROFR Notice, but Lessee’s right of first refusal shall remain in effect for the remaining vacant ROFR Space in the Building.  If Lessee indicates that it will lease such ROFR Space upon the terms of this Lease,  then Lessee’s response must include an audited financial statement, and such other financial documentation as is reasonably acceptable to Lessor, that shows that Lessee has a tangible net worth of no less than $75,000,000.00 for the first 25,000 rentable square feet in the ROFR Space (with such $75,000,000.00 adjusted proportionately if the ROFR Space is less than or greater than 25,000 rentable square feet), and for any ROFR Space in excess of Tenant’s initial 25,000 rentable square foot expansion, Tenant must satisfy the foregoing $75,000,000.00 in tangible net worth for every 25,000 rentable square feet plus demonstrate to Landlord that Tenant produced a positive EBITDA for the two consecutive quarters directly preceding the date Lessee receives a ROFR Notice (the “Net Worth Threshold”).  If Lessee does not satisfy the Net Worth Threshold, or otherwise fails to include the foregoing financial documentation with its notice to Lessor, then Lessee shall not be permitted to exercise its right of first refusal with respect to such ROFR Space offered.  If Lessee indicates that it will lease such ROFR Space upon the terms of this Lease, and Lessee satisfies the Net Worth Threshold, then Lessee and Lessor shall execute an amendment to this Lease for such ROFR Space within ten (10) business days after Lessee notifies Lessor of its intention to lease such ROFR Space.  The term for the ROFR Space shall be coterminous with the term of this Lease with respect to the then-existing Premises, provided, however, in the event that there are less than ten (10) years remaining on the then-current Lease term at the time Lessor delivers the ROFR Notice to Lessee, then Lessee’s exercise of its right to lease any such ROFR Space shall be contingent upon Lessee extending the term of this Lease so that at least ten (10) full years remain after the commencement of Lessee’s lease of the ROFR Space.  Any such extension of this Lease required by this Paragraph 46 shall be governed by the terms and conditions of this Lease.  Notwithstanding anything in this Paragraph 46 to the contrary, Tenant shall not have the right to exercise its right of first refusal if the addition of the ROFR Space to the then-current Premises would cause Tenant to occupy more than thirty-three percent (33%) of the rentable square footage in the Project (the “Occupancy Cap”); provided, however, Landlord and Tenant stipulate that an addition to the current Premises of up to 25,000 rentable square feet shall not be deemed to exceed the Occupancy Cap.

47.        Radon.  As required by § 404.056, Florida Statutes, the following notification is made regarding radon gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

48.        Relocation.  Lessor covenants and agrees that during the Lease term and any extension thereof, Lessor will not relocate Lessee from any portion of the Building without Lessee’s express written consent, which may be granted or withheld in Lessee’s absolute discretion.

[SIGNATURES COMMENCE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed, under seal, in their respective names and on their behalf by their duly authorized officials, the day and year indicated below.

LESSOR:

WITNESSES:		HEIGHTS UNION, LLC, a Florida limited liability company

Witness:	/s/ Jon Brees	By: Heights Union Development, LLC, a Florida limited liability company, its Sole Member

Print Name:	Jon Brees	By: Tampa Heights Partners, LLC, a Georgia limited liability company, its Manager

Witness:	/s/ Matt Prince	By:	/s/ Nathan P. Pramik [SEAL]
Name: Nathan P. Pramik
Print Name:	Matt Prince		Title: Authorized Member

Date of Execution by Lessor: 9-20-2018

LESSEE:

WITNESSES:		AXOGEN INC., a Minnesota corporation

		By:	/s/Karen Zaderej (SEAL)
Witness:	/s/Isabelle Billet		Name: Karen Zaderej
Title: CEO, President and Chairman
Print Name:	Isabelle Billet
		Attest:	/s/Jon S. Gingrich
Name: Jon S. Gingrich
Title: Chief Commercial Officer
Witness:	/s/Gregory A. Davault
Date of Execution by Lessor: 9-20-2018
Print Name:	Gregory A. Davault

WITNESSES:		AXOGEN CORPORATION, a Delaware corporation

		By:	/s/Karen Zaderej (SEAL)
Witness:	/s/Isabelle Billet		Name: Karen Zaderej
Title: CEO, President and Chairman
Print Name:	Isabelle Billet
		Attest:	/s/Jon S. Gingrich
Name: Jon S. Gingrich
Title: Chief Commercial Officer

Witness:	/s/Gregory A. Davault
Date of Execution by Lessor: 9-20-2018
Print Name:	Gregory A. Davault

EXHIBIT A

Premises

W. PALM AVE
(BOULEVARD SECTION A2)
5000sf
3000sf
3700sf
lobby
lobby
Building 100
Building 200
HIGHLAND AVE
(AVENUE SECTION A4)
N TAMPA ST
W OAK AVE
(AVENUE SECTION A3)

EXHIBIT A

EXHIBIT B

Description of Real Property

DESCRIPTION: ALL of Lot 1, Block 2, of HEIGHTS OF TAMPA, according to the plat thereof as recorded in Plat Book 131, Pages 214 through 227, inclusive, of the Public Records of Hillsborough County, Florida.

TOGETHER WITH THE FOLLOWING DESCRIBED PARCEL:

The North 37.00 feet of Lot 6, Block 17, of MAP OF HIGHLAND PARK 1st ADDITION, according to the plat thereof as recorded in Plat Book 1, Page 39, of the Public Records of Hillsborough County, Florida.

ALSO TOGETHER WITH THE FOLLOWING DESCRIBED PARCEL:

The South 27.00 feet of the North 64.00 feet of Lot 6, Block 17, of MAP OF HIGHLAND PARK 1st ADDITION, according to the plat thereof as recorded in Plat Book 1, Page 39, of the Public Records of Hillsborough County, Florida.

EXHIBIT B

EXHIBIT C

Lessee's Acceptance of Premises

Lessee:                            AxoGen Inc.

Lessor:                            Heights Union, LLC

Date Lease Signed:                      ____________ _____, 20__

Term of Lease:               __ Months

Address of Premises:      _______, Tampa, Florida

Suite Number:                "__", containing approximately _________ square feet (calculated using the BOMA 1996 Office Standard method of building measurement promulgated by the Building Owners and Managers Association (BOMA))

Commencement Date:    _________, 20__

Termination Date:                       _________, 20__

The above described Premises are accepted by Lessee as suitable for the purposes for which they were let.  The above described lease term commences and expires on the dates set forth above.  Lessee acknowledges that it has received from Lessor ____ number of keys to the Premises.

LESSEE:

By:
(Signature)

Type Name and Title:

Date of Execution by Lessee:

EXHIBIT C

EXHIBIT D

Rules and Regulations

1.          The sidewalk, entries and driveways of the Building and the Land shall not be obstructed by Lessee, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.          Lessee shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Building.

3.          Except for service animals, no animals shall be allowed in the offices, halls, or corridors in the Building.

4.          Lessee shall not disturb the occupants of the Building or adjoining buildings by the use of any radio or musical instrument, by the making of loud or improper noises, or by reason of foul or noxious odors.

5.          If Lessee desires telegraphic, telephonic or other electric connections in the Premises, Lessor or its agents will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted.  Any such installation or connection shall be made at Lessee's expense.

6.          Lessee shall not install or operate any steam or gas engine or boiler or other mechanical apparatus in the Premises except as specifically approved in the Lease.  The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited.  Explosives or other articles deemed extra hazardous shall not be brought into the Building or on the Land.

7.          Parking any type of recreational vehicles is specifically prohibited on or about the Land.  Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time.  In the event that a vehicle is disabled, it shall be removed within 48 hours.  There shall be no "For Sale" or other advertising signs on or about any parked vehicle.  All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.  All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Lessor.

8.          Lessee shall maintain the Premises free from rodents, insects and other pests.

9.          Lessor reserves the right to exclude or expel from the Building and/or the Land any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Building.

10.        Lessee shall not cause any unnecessary labor by reason of Lessee's carelessness or indifference in the preservation of good order and cleanliness.  Lessor shall not be responsible to Lessee for any loss of property on the Premises, however occurring, or for any damage done to the effects of Lessee by the janitors or any other employee or person.

11.        Lessee shall give Lessor prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises (to the extent Lessee is aware or should be aware of the same).

12.        Lessee shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

13.        All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

EXHIBIT D

14.        No auction, public or private, will be permitted in the Premises or the Building or on the Land, except as agreed to in writing by the Lessor.

15.        No awnings shall be placed over the windows in the Premises except with the prior written consent of Lessor.

16.        The Premises shall not be used for lodging, sleeping or cooking (except for microwave oven) or for any immoral or illegal purposes or for any purpose other than that specified in the Lease.  No gaming devices shall be operated in the Premises.

17.        Lessee shall ascertain from Lessor the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Building and the Premises and the needs of other tenants, and shall not use more than such safe capacity.  Lessor's consent to the installation of electric equipment shall not relieve Lessee from the obligation not to use more electricity than such safe capacity.

18.        Lessee assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19.        Lessee shall not install or operate on the Premises any machinery or mechanical device of a nature not directly related to Lessee's ordinary use of the Premises and shall keep all such machinery free of vibration, noise an air waves which may be transmitted beyond the Premises.

20.        Except as otherwise expressly provided in this Lease, Lessee shall not alter any lock or access device or install a new or additional lock or access device or any bolt on any door of the Premises without the prior written consent of Lessor.  If Lessor shall give its consent, Lessee shall in each case furnish Lessor with a key for any such lock.

21.        Lessee shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.  Unless expressly permitted pursuant to the terms and conditions of this Lease, Lessee shall not mark, or drive nails, screws or drill into the partitions, woodwork or plaster or in any way deface such Premises or any part thereof.

EXHIBIT D

EXHIBIT E

Lessor’s Work

1.          IMPROVEMENTS

Lessor shall, at Lessor's cost, construct the core and shell of the Building in accordance with the construction timeline and specifications generally described on Schedule E-1 attached to this Exhibit E and incorporated herein (the “Base Building Delivery”).  Lessor further shall complete the Tenant Improvements as agreed to by the parties pursuant to this Exhibit E.  The Tenant Improvements shall be completed using Building standard materials and finishes, except as otherwise set forth in the final approved plans.  The cost of the Tenant Improvements shall be borne as hereinafter provided.  Lessor shall proceed with and prosecute the completion of the Tenant Improvements in accordance herewith and in a diligent manner.  The Base Building Delivery and Tenant Improvements shall be referred to herein as “Lessor’s Work.”

2.          LESSOR'S COST

(a) Lessor’s Allowance.  Lessor shall bear the cost of constructing the Tenant Improvements up to a total cost of $70.00 per rentable square feet in the Premises or $5,250,000.00 in total ("Lessor's Allowance").  Lessor’s Allowance shall not be used for the Base Building Delivery.  Lessor's Allowance shall be used for the hard and soft costs of completing the Tenant Improvements (including design, permitting, architecture, consultant fees, MEPs, construction management and hard construction costs).  In addition, any unused portion of the Lessor’s Allowance up to a total of (not to exceed) $10.00 per rentable square feet in the Premises or $750,000.00 in total, may be applied toward Lessee’s moving expenses, furniture, equipment, signage and data/telephone wiring costs, provided, however, that as a condition to Lessee’s right to use the Lessor’s Allowance for the foregoing purposes, all costs required to improve and finish all portions of the Premises in accordance with the plans therefor shall be fully paid.  Notwithstanding the foregoing, any portion of Lessor’s Allowance not used by Lessee for the foregoing purposes within two hundred seventy (270) days after the Commencement Date shall be deemed forfeited by Lessee and may be retained by Lessor.  TPA Group, LLC shall receive a construction management fee (to be paid from Lessor’s Allowance) equal to two percent (2%) of the hard construction costs of the Tenant Improvements.  No party besides TPA Group, LLC shall receive a construction management fee paid from Lessor’s Allowance.

(b) Other Lessor Costs.  Lessor shall deliver, at its sole cost and expense, as part of the Base Building Delivery, the following items, pursuant to the specifications described on Schedule E-1: (i)100% of the lighting required for the Building; (ii) 50% of the tile and grid required for the Building; and (iii) bike storage, showers, and locker rooms in the Building.  Lessor also agrees to pay an amount not to exceed $0.12 per rentable square foot, or $9,000.00 in total, to an architect selected and engaged by Lessee to perform a test-fit of the Premises and one (1) revision thereto.  Notwithstanding anything herein to the contrary, the cost of the items in this subparagraph 2(b) shall not be deducted from the Lessor Allowance.

3.          LESSEE'S COST

(a)         Any costs of completing the Tenant Improvements in excess of Lessor's Allowance shall be paid by Lessee except for damage to the Tenant Improvements caused by Lessor or their respective employees or agents.  Any modifications of the Tenant Improvements already completed that are requested by Lessee and that exceed the then-remaining Lessor Allowance shall be at Lessee's expense.

(b)         Lessee shall pay all costs associated with any Lessee-requested additions to or changes or modifications of the Tenant Improvements that exceed the then-remaining Lessor Allowance.  Lessee will be liable for any increase in construction costs as a result of delay by Lessee.

EXHIBIT E

(c)         Lessee shall pay the cost of purchase and installation of any equipment in or improvements to the Premises desired by Lessee and not included in the Tenant Improvements that exceeds the then-remaining Lessor Allowance.

(d)         All costs to be borne by Lessee pursuant to this Exhibit E shall be paid to Lessor by Lessee prior to the commencement of any work by Lessor, to the extent such costs are quantified prior to such commencement by Lessor, after the Lessor Allowance is expended.  Any additional costs for which Lessee subsequently becomes responsible shall be paid to Lessor by Lessee within thirty (30) days following receipt by Lessee of Lessor's invoice therefor, but in any event not later than the Commencement Date.

(e)         Lessee shall pay all sales, rent and other taxes, if any, and any interest and/or penalties thereon, which may be imposed on any amounts paid or contributed by Lessee in connection with any other work performed by Lessor or Lessee, and Lessee shall indemnify and hold harmless Lessor from and against any costs, expenses, claims, liabilities and losses with respect thereto.

4.          FORCE MAJEURE

Lessor and Lessee agree that Lessor may be delayed in the completion of construction of Lessor's Work hereunder due to acts of God, civil strife, riots, strikes, governmental action (not caused by Lessee or Lessor) shortages of equipment or supplies, or other matters beyond the reasonable control of Lessor (a "Force Majeure Matter"), and Lessor shall not be in default hereunder or liable to Lessee in the event of a delay in the completion of Lessor's Work hereunder due to a Force Majeure Matter.

5.          APPROVAL OF PLANS AND COST

(a)         Lessor and Lessee shall diligently pursue the preparation of all plans and specifications for the Tenant Improvements.  All such plans and specifications including finishes shall have the approval of both Lessor and Lessee, which approval shall not be unreasonably withheld by either party.  In addition, all plans and specifications shall have the approval of all governmental agencies and authorities, including but not limited to, the state and county fire marshal.  Plans and specifications and a cost estimate for the portion of the work covered thereby to be borne by Lessee, if any, shall be approved by Lessor and Lessee no later than March 15, 2019, in accordance with the procedure set forth in the following Paragraph 5(b).

(b)         As soon as practicable after execution of this Lease, Lessee shall provide Lessor with instructions sufficient to enable Lessor to prepare plans and specifications for the Tenant Improvements Lessee desires to have provided.  Thereafter, if per the provisions of Paragraph 3 above, Lessee shall bear any of the costs of the Tenant Improvements, a cost estimate for the Tenant Improvements to be paid for by Lessee shall be prepared by Lessor and submitted to Lessee for preliminary approval.  When the plans and specifications are approved by Lessor and Lessee, Lessor shall place the plans and specifications out to bid to competitive third-party general contractors, obtain quotations, and shall submit the same to Lessee for approval as the price to be paid by Lessee to Lessor for said Tenant Improvements.  Upon written approval of such price by Lessee, Lessor and Lessee shall be deemed to have given final approval to the plans and specifications on the basis of which the quotations were made and Lessor shall be authorized to proceed with the Tenant Improvements in accordance with such plans and specifications.  If Lessee disapproves such price, or fails to approve or disapprove such price within seven (7) days after submission thereof by Lessor, Lessor shall not be obligated to proceed with any of the Tenant Improvements until such time as such price and plans are approved.  The final approved plans and specifications for the Tenant Improvements are herein referred to as the “Construction Drawings.”

(c)         Lessee shall bear the cost of any changes in the work requested by Lessee after final approval of plans and specifications under Paragraph 5(b) above to the extent such changes exceed the then-remaining Lessor Allowance.

EXHIBIT E

6.          LESSEE'S WORK

All work beyond those expressly to be provided by Lessor hereunder to prepare the Premises for Lessee's occupancy, including, but not limited to, installation of telephone, data and other telecommunications equipment, office furniture and furniture systems, installation of security devices and locks, and other finish work to be performed by or for Lessee, shall be furnished and installed by Lessee at Lessee's expense.  Lessee may have access to the Premises up to thirty (30) days in advance of the Commencement Date to perform such installations; provided that Lessee shall adopt a schedule in conformance with the schedule of Lessor's contractors and conduct its work in such a manner as to maintain harmonious labor relations and as not to interfere unreasonably with or delay the work of Lessor's contractors.  Lessee's contractors shall be reasonably acceptable to and reasonably approved by Lessor and shall be subject to the administrative supervision of Lessor.  Contractors and subcontractors engaged by Lessee shall employ persons and means to insure as far as may be possible the progress of the work without interruption on account of strikes, work stoppages or similar causes for delay.

7.          LESSEE DELAYS

“Lessee Delay” shall mean (i) a delay directly resulting from any direction by Lessee that Lessor suspend work or otherwise hold up construction of any portion of the Tenant Improvements to the Premises because of a possible change to be initiated by Lessee or for any other reason directed by Lessee; (ii) delays which result directly or indirectly from Lessee’s requested changes to the Construction Drawings or Tenant Improvements; (iii) any delay caused by any “long-lead time” previously identified by Lessor, if possible, leasehold improvement item (e.g. millwork) which cannot be fabricated, delivered to the job, and completely installed within the same time frame as the remainder of the Tenant Improvements shown on the Construction Drawings; (iv) any delay or interference resulting from the performance by Lessee of any work in the Premises; (v) any delay caused by Lessee’s failure to approve the Construction Drawings in accordance with Paragraph 5 of this Exhibit E; or (vi) any other action or inaction of Lessee or Lessee’s agents that directly delays Lessor (or the contractor) in completing any work in the Premises.  Lessor shall endeavor to notify Lessee by writing within five (5) business days after Lessor becomes aware of the circumstances which constitute such delay.

8.          OUTDOOR TERRACE

Lessor and Lessee hereby agree that Lessee shall have the option, to be exercised by delivery of written notice of such exercise to Lessor no later than October 15, 2018, to have Lessor construct, at Lessee’s sole cost and expense (subject to the second sentence of this paragraph), an outdoor terrace (the “Outdoor Terrace”) located on the sixth floor of the Building adjacent to the large conference room, in accordance with the specifications described in Schedule E-1.  The cost of Outdoor Terrace shall not be deducted from the Lessor’s Allowance but shall be billed separately to Lessee, provided Lessee’s share of such costs shall not exceed $750,000.00, and Lessor shall be solely responsible for any costs of the Outdoor Terrace in excess of $750,000.00 (the “Excess Costs”), unless such Excess Costs are incurred due to a Lessee Delay.  Lessee shall reimburse Lessor for the cost of the construction of the Outdoor Terrace in accordance with Paragraph 3(d) of this Exhibit E.

9.          CONSTRUCTION REPRESENTATIVES

Lessor’s representative for construction matters is Tyler Wakefield (“Lessor’s Representative”), whose notice address is 3350 Riverwood Parkway, Suite 750, Atlanta, GA  30339 (Phone:770-436-6016).  Lessee shall provide Lessor with the name, address and telephone number of Lessee’s representative for construction matters (“Lessee’s Representative”) within thirty (30) days after the date of this Lease.  Lessee may appoint a new Lessee’s Representative by written notice to Lessor, and Lessor may appoint a new Lessor’s Representative by written notice to Lessee.  All notices and deliveries with respect to construction matters will be made to Lessee’s Representative or Lessor’s Representative, as applicable. Each party shall allow the other party’s designated representative access to the Premises at all reasonable times during construction of the Tenant Improvements, prior to the Commencement Date for the purpose of inspecting and verifying the performance of the Tenant Improvements, provided that such access is coordinated with

EXHIBIT E

Lessor’s general contractor and that such accessing party does not interfere with such construction of the Tenant Improvements.

10.        CONSTRUCTION SCHEDULE

Attached hereto as Schedule E-2 is a projected completion schedule for Lessor’s Work (the “Schedule of Deliveries”).  The dates set forth in the Schedule of Deliveries are intended to reflect the time frames for various approvals and submissions and not as required dates for completion of the referenced items.  Subject to any Tenant Delays and Force Majeure Matters, Lessor shall use commercially reasonable efforts to  Substantially Complete the Lessor’s Work in accordance with the Schedule of Deliveries.

11.        LESSEE'S RIGHT TO SEEK ADEQUATE ASSURANCE AND TAKEOVER

(a)         Base Building Delivery

(i)          If, in the completion of the Base Building Delivery, Lessor fails to achieve any of the        completion thresholds set forth in the Schedule of Deliveries by the corresponding required date, then Lessee      may give Lessor written notice (a "Base Building Recovery Plan Notice"), specifying in reasonable detail the        basis of Lessee’s concerns and asking for adequate assurance of Lessor’s ability to timely complete the Base      Building Delivery.

(ii)         Lessor will respond to the Base Building Recovery Plan Notice within five (5) business days after Lessor’s receipt from Lessee of such Base Building Recovery Plan Notice, specifying in reasonable detail Lessee's plan for timely rectifying such failure and causing the completion of the Base Building Delivery (the "Base Building Recovery Plan") by August 15, 2020 (the "Base Building Take-Over Date"). If Lessor does not timely respond to the Base Building Recovery Plan Notice or if the Base Building Recovery Plan will not reasonably result in the timely completion of the Base Building Delivery by the Take-Over Date, then Lessee may send an additional notice to Lessor (a "Second Base Building Recovery Notice") specifying Lessee’s concern.  Lessor and Lessee will, within five (5) business days after Lessor's receipt of the Second Base Building Recovery Notice, cause their respective construction teams to meet in person in an attempt to address Lessee's concerns and agree upon a revised Base Building Recovery Plan.  If Lessee still has not received reasonable assurance that Lessor will complete the Lessor’s Work by the Base Building Take-Over Date, Lessee may take over construction of the Base Building Delivery using, at Lessee’s sole option, either Lessor’s general contractor or a general contractor selected by Lessee.  If Lessee elects to complete the Base Building Delivery with Lessor’s general contractor, Lessor will assign and Lessee will assume all construction contracts related to the Base Building Delivery.  If Lessee elects to complete the Base Building Delivery with a general contractor selected by Lessee, Lessee shall make all payments required to be made under the construction contracts related to Lessor’s Work as of such date.  Whether Lessee proceeds with Lessor’s general contractor or a general contractor selected by Lessee under this Paragraph 11, Lessor shall reimburse Lessee for any additional amounts incurred by Lessee in completing the Base Building Delivery within thirty (30) days after demand, and if not so paid, Lessee may deduct the cost from payments of Base Rent.

(b)         Tenant Improvement Delivery

(i)          If, in the completion of Tenant Improvements, Lessor fails to achieve any of the completion thresholds set forth in the Schedule of Deliveries by the corresponding required date, then Lessee may give Lessor written notice (a "TI Recovery Plan Notice"), specifying in reasonable detail the basis of Lessee’s concerns and asking for adequate assurance of Lessor’s ability to timely complete Tenant Improvements.

EXHIBIT E

(ii)         Lessor will respond to the TI Recovery Plan Notice within five (5) business days after Lessor’s receipt from Lessee of such TI Recovery Plan Notice, specifying in reasonable detail Lessee's plan for timely rectifying such failure and causing the completion of the Tenant Improvements (the "TI Recovery Plan")  by September 15, 2020 (the "TI Take-Over Date").  If Lessor does not timely respond to the TI Recovery Plan Notice or if the TI Recovery Plan will not reasonably result in the timely completion of the Tenant Improvements by the TI Take-Over Date, then Lessee may send an additional notice to Lessor (a "Second TI Recovery Notice") specifying Lessee’s concern.  Lessor and Lessee will, within five (5) business days after Lessor's receipt of the Second TI Recovery Notice, cause their respective construction teams to meet in person in an attempt to address Lessee's concerns and agree upon a revised TI Recovery Plan.  If Lessee still has not received reasonable assurance that Lessor will complete the Tenant Improvements by the TI Take-Over Date, Lessee may take over construction of the Tenant Improvements using, at Lessee’s sole option, either Lessor’s general contractor or a general contractor selected by Lessee.  If Lessee elects to complete the Tenant Improvements with Lessor’s general contractor, Lessor will assign and Lessee will assume all construction contracts related to Tenant Improvements.  If Lessee elects to complete the Tenant Improvements with a general contractor selected by Lessee, Lessee shall make all payments required to be made under the construction contracts related to Tenant Improvements as of such date.  Whether Lessee proceeds with Lessor’s general contractor or a general contractor selected by Lessee under this Paragraph 11, Lessor shall reimburse Lessee for any additional amounts incurred by Lessee in completing the Tenant Improvements within thirty (30) days after demand, and if not so paid, Lessee may deduct the cost from payments of Base Rent.

EXHIBIT E

SCHEDULE E-1

Base Building Condition

TPAGROUP

HEIGHTS UNION - PHASE 2
AXOGEN
TAMPA, FL

DESCRIPTION:	Six-story, 81' high office building located in the Tampa Heights Development District.
RENTABLE SQUARE FEET:	155,051 rentable square feet
AVERAGE FLOOR SIZE:	30,450 rentable square feet
EXTERIOR SKIN:	Combination of curtainwall with muntin framing and low-e vision glass. Masonry skin included on the bottom level that also translates up onto the building in the northeast corner for a semi-wrap on the north and east elevations.
EXTERIOR BALCONIES:	Provided on Floors 3-6. Balconies drain to exterior of building. Concrete balconies with traffic coating finish.
ROOFTOP AMENITY:	Team to discuss an appropriate allowance to carry.
INTERIOR LOBBY:	Floors: Polished concrete in the lobby and common areas.
	Walls: Glass walls on exterior planes. Interior walls to have a combination of finished concrete and wood elements.
	Ceiling: Exposed ceiling with decorative light fixtures.
	Lighting: Combination of decorative LED fixtures.
	Elevator: Stainless steel frame and doors
ROOF:	45-mil Thermoplastic (TPO) roof with minimum R+19 value
CEILING HEIGHT:	13'-0 floor to floor height
DOOR HEIGHT:	8'-0" minimum throughout
RESTROOMS:	Floors: Ceramic Tile TBD
	Walls: Cerarmic Tile wet walls, tile base and painted gypsum on balance of walls
	Ceiling: Hard ceilings; final finish TBD
	Counters: Quartz countertops
	Partitions: Included, final finish TBD
ELEVATORS:	Quantity: 2 Passenger and 1 swing Freight/Service elevator
	Speed: 150 fpm minimum
	Capacity: 3,500 pounds on Passenger and 4,000 pound on Freight
	Make: TBD

Heights Union - Phase 2 - Base Building Specifications

Page1 of 5

EXHIBIT E-1

Freight Unloading: Freight/Service Elevator to be used with hanging protective blankets

PLUMBING:	Domestic Hot and Cold Water: The core restrooms and janitor's closets will be provided with a hot water system. Restroom Facilities: The building is provided with core restrooms. Each floor has a dedicated bank of restrooms on the corresponding floor. Sized based on the overall square footage of each floor exceeding the local building code. Drinking fountains sized to accomodate the building occupancy and to include bottle fillers.
MECHANICAL:	Air Handling Units providing air to each floor distributed by a medium-pressure loop. Concrete pads on the roof as well as vibration isolators and insulated mechanical shafts to contain noise and vibration. Electric heating and electric cooling roof top mounted units. Supply fans modulated from minimum to maximum by variable frequency drives (VFDs) and sized to accomodate 1 person per 150sf.
ELECTRICAL:	Main switchboard to provide a minimum of 2500A including 3Phase 277/480V connections. 6.0 watts per square foot available exluding the power requirement of the HVAC systems and base building ceiling lighting. Electrical distribution panel locations and panel sizing to be determined as design develops.
FIRE ALARM:	Notifier System or equal to be used including pull stations and duct/heat/smoke detectors provided by Base Building.
SECURITY ACCESS:	Card reader system in place at main and side entry doors and elevator. Tenant will have capability to tie into building main security system.
PARKING:	4/1000 parking ratio to be provided in adjacent parking deck.
EXCLUSIVE LISTING AGENT:	Cushman & Wakefield One Tampa City Center, Suite 3300 Tampa, Florida 33602 www.cushmanwakefield.com Jimmy Garvey 813.349.8371 Direct James.Garvey@cushwake.com
OWNER:	TPA Group, LLC dba Heights Union Development, LLC
CONTACT:	Nathan Pramik TPA Group, LLC 3350 Riverwood Parkway, Suite 750 Atlanta, GA 30339 770.436.3400 Main npramik@tpa-grp.com

Heights Union - Phase 2 - Base Building Specifications Page2 of 5

EXHIBIT E-1

Base Building vs.
Tenant Improvement
Matrix

	Base Building	Tenant Improvement
BIKE STORAGE & LOCKER ROOM AREA	BB	
Core Area Walls & Ceilings	BB	
Finishes / Fixtures / Full Build-Out	BB	
MEP System Requirements	BB	
DRYWALL & ACOUSTICAL		
Core Area Walls & Ceilings		
Restrooms	BB	
Mechanical Rooms	BB	
Electrical Rooms	BB	
Stairwells	BB	
Elevator Shafts	BB	
Janitor's Closet	BB	
Tenant Area Ceilings (Grid, Ceiling Tile, etc.)		TI
Perimeter Sillwall Furring		
Metal Framing	BB	
Thermal Insulation	BB	
Sheetrock		TI
Perimeter Column Enclosures (if any)		
Metal Framing		TI
Thermal Insulation		TI
Sheetrock		TI
Interior Column Enclosures		
Metal Framing		TI
Drywall		TI
Interior Partitions		
Metal Framing		TI
Drywall (labor and materials)		TI
Sound Attenuation		TI
Internal Wall Blocking		TI
Tread / Riser Enclosures @ Main Lobby	BB	
Tread / Riser Enclosures @ Fire Stairs (on if required by Tenant)		TI
Acoustical Ceilings		
Grid & Tile, Labor & Materials		TI
Drywall Ceilings (other than common areas)		TI
TAPE, BED, TEXTURE & PAINT		
Tape, Bed, Texture & Paint		
All Core Area Walls and Ceilings	BB	
Perimeter Sill/Wall Furring		TI
Perimeter Column Enclosures		TI
Interior Partitions		TI
Tread / Riser Enclosures (if required by Tenant)		TI
Tape, Bed & Sand Only		
Tenant Side of Core Area Walls		TI
Interior Column Enclosures		TI
Texture & Paint Only		
Tenant Side of Core Area Walls		TI
FLOOR COVERINGS		
Sealed Concrete		
Mechanical Rooms	BB	

Heights Union - Phase 2 - Base Building Specifications
Page3 of 5

EXHIBIT E-1

Electrical Rooms	BB	
Janitor's Closet	BB	
All Tenant Arreas		TI
Ceramic Tile & Base		
Restrooms	BB	
Polished Concrete		
Elevator Lobbies	BB	
Elevator Cab Finishes	BB	
<u>WALL COVERINGS</u>		
Ceramic Tile		
Core Restrooms	BB	
All Tenant Areas		TI
Vinyl or Fabric Wall Covering		
Core Restrooms and Common Areas	BB	
All Tenant Areas		TI
Elevator Cab Finishes	BB	
<u>MILLWORK / FINISH CARPENTRY</u>		
Core Restroom Vanities	BB	
<u>GLASS & GLAZING</u>		
Core Restroom Mirrors	BB	
Tenant Area Sidelights and Doors		TI
Entrance Lobby Doors	BB	
Central Lobby Stair Doors	BB	
<u>DOORS, FRAMES & HARDWARE</u>		
Core Areas (Labor & Materials)		
Restrooms	BB	
Mechanical Rooms	BB	
Electrical Rooms	BB	
Stairwells	BB	
Janitor's Closet	BB	
Perimeter Entry Doors	BB	
Entrance Lobby Vestibules	BB	
All Other Tenant Doors, Frames, Hardware (Labor & Materials)		TI
<u>WINDOW COVERINGS</u>		
Perimeter Mini-Blinds/Shades		TI
All Other Window Coverings		TI
<u>TOILET PARTITIONS & ACCESSORIES</u>		
Core Area Restrooms	BB	
<u>PLUMBING</u>		
Waste, Water, Vent Stack at Core Area	BB	
Core Area Restroom Fixtures	BB	
Electric Water Coolers @ Core Area	BB	
Janitor's Mop Sink	BB	
Floor Drains at Mechanical Rooms	BB	
Water Heaters at Core Area	BB	
Roof Drains	BB	
Coffee / Break Room Tenant Fixtures or Appliances		TI
Private Restrooms (if any)		TI
Private Restroom Waste, Water and Vents		TI

Heights Union - Phase 2 - Base Building Specifications

Page4 of 5

EXHIBIT E-1

Private Restroom or TI Fixture/Appliance Connections		TI
HEATING, VENTILATION & AIR CONDITIONING (HVAC)		
Rooftop A/C Equipment	BB	
Variable Frequency Drives	BB	
Primary (Vertical) Ductwork + Medium Pressure Loop	BB	
Secondary (Horizontal) Ductwork		TI
Core Area Exhaust	BB	
Temperature Sensors and Thermostats (core area)	BB	
Temperature Sensors and Thermostats (tenant area)		TI
Shell Equipment Test & Balance	BB	
Tenant System Test & Balance		TI
Additional Air Boxes or VFDs required for Tenant Space		TI
Dedicated HVAC Units for Computer(s) or Tenant Equipment Rooms		TI
Additional Exhause Associated with Private Tenant Rooms		TI
FIRE PROTECTION		
Main Fire Riser	BB	
Primary Lines at each Floor	BB	
Branch Piping and Heads for Open Floor Plan	BB	
Sprinkler Head Drops and Modification for TI Requirements		TI
Branch Lines and Sprinkler Heads at Core Areas		TI
Preaction System or Fire Suppression other than Wet Pipe		TI
ELECTRICAL		
Main Electrical Service and Breaker	BB	
Electrical Riser to Electrical Room	BB	
Transformer(s) Sized to Serve Core and Tenant Requirements	BB	
Distribution Panels for Core Power and Lighting	BB	
Distribution Panels for Tenant Power and Lighting	BB	
Grounding System	BB	
Conduit & String for Phone Service	BB	
Core Area Lighting	BB	
Tenant Area Standard Lighting Package (no grid or ceiling tiles)	BB	
Core Area Power	BB	
Power for All Shell Building HVAC	BB	
Power Capacity for All Tenant Interior HVAC	BB	
Site Lighting	BB	
Exterior Signage Lighting (if required by Tenant)		TI
Tenant Lay-In or Indirect Lighting		TI
Exit Signage / Emergency Lighting for Base Building	BB	
Emergency Lighting or Signage for Tenant Areas		TI
Modular Workstations		
Power Connections		TI
Data Connections		TI
Tenant Offices/Conference/Training		
Phone/Data Outlets		TI
Power		TI
Lighting Control		TI
Security		
Perimeter of Shell Building	BB	
Tenant Areas		TI
Phone Cabling		TI
Data Cabling		TI
Lighting Protection System	BB	

Heights Union - Phase 2 - Base Building Specifications

Page5 of 5

EXHIBIT E-1

EXHIBIT E-2

Schedule of Deliveries

(See attached)

EXHIBIT E-2

EXHIBIT F

Location of Signage

EXHIBIT E-2